Exhibit 99.1

TRITON NETWORK SYSTEMS ANNOUNCES INITIAL DISTRIBUTION TO STOCKHOLDERS

DALLAS — (BUSINESS WIRE) — Feb. 17, 2004 — Triton Network Systems, Inc. (Pink Sheets: TNSIZ) announced that, in accordance with the plan of complete liquidation and dissolution adopted by its stockholders on October 29, 2001, the Board of Directors had approved an initial distribution of $0.77 per share in cash to stockholders of record on January 31, 2002. The initial distribution to stockholders is expected to be made on or about March 9, 2004.

The Board of Directors had delayed any distributions to stockholders due to two Class Action lawsuits that were pending against Triton and/or certain of its current or former directors or officers. In December 2003, one set of the Class Action lawsuits was resolved with no cost to Triton. The remaining set of Class Action lawsuits is part of what is referred to as the “IPO laddering” claims. Triton is one of approximately 300 companies that have been named as defendants in these lawsuits. These suits have been brought on behalf of stockholders alleging, among other things, that the prospectus for the defendants’ public offerings, including Triton’s public offering, were misleading because the prospectus did not disclose alleged improper compensation that the plaintiffs claim the underwriters of the offerings obtained for themselves in connection with the offerings, and that the defendants should have disclosed alleged agreements between the underwriters and those to whom they allocated shares that the plaintiffs claim caused the market price of the defendants’ shares (including Triton’s) to be inflated. The principal terms of a global settlement between the plaintiffs, almost all of the issuers (including Triton), and all individuals affiliated with those issuers (including the individuals named in the IPO laddering lawsuit against Triton), have been set forth in a memorandum of understanding. Should the lawsuits be resolved under the terms currently being discussed, there would be no cash payments required by Triton to the plaintiffs. Any settlement with the plaintiffs would require court approval. Concluding and obtaining final approval could take years to resolve. When the initial cash distribution to stockholders is made, Triton will issue a letter to the stockholders further explaining the IPO laddering lawsuit and potential risks to the stockholders.

The Board of Directors made the decision to make the initial cash distribution of $0.77 per share in March 2004. Subsequent to this distribution, Triton will have a cash Contingency Reserve of approximately $1.3 million (or approximately $0.037 per share) to pay for estimated ongoing expenses through Triton’s date of dissolution and remaining contingent liabilities.

The timing and amount of any additional cash distributions will be dependent on, among other things, the amount of ongoing expenses and the ultimate resolution of the remaining contingent liabilities.

Statements contained in this press release related to Triton that are not historical facts may be forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of the future. The forward-looking statements contained in this press release include, among other things, statements relating to the resolution of the IPO laddering Class Action claims and the timing and amount of any additional cash distributions to stockholders.

CONTACT:	Triton Network Systems, Inc. Ken Vines, 407-492-9020